HEMISPHERX BIOPHARMA, INC.
                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 14, 1999

To the Stockholders of Hemispherx Biopharma, Inc.:

      You are cordially invited to attend the Annual Meeting of Stockholders of Hemispherx Biopharma, Inc. ("Company"), a Delaware corporation, to be held at The Embassy Suites, 1776 Ben Franklin Parkway, Philadelphia, Pennsylvania, on Wednesday, July 14, 1999, at 10:00 a.m. local time, for the following purposes:

            1. To elect four members to the Board of Directors of the Company to serve until their respective successors are elected and qualified;

            2. To ratify the selection by the Company of KPMG LLP, independent public accountants, to audit the financial statements of the Company for the year ending December 31, 1999; and

            3. To transact such other matters as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record at the close of business on May 17, 1999 ("Record Date"), are entitled to notice of and to vote at the meeting.

      A proxy statement and proxy are enclosed herewith. If you are unable to attend the meeting in person you are urged to sign, date and return the enclosed proxy promptly in the enclosed addressed envelope which requires no postage if mailed within the United States. If you attend the meeting in person, you may withdraw your proxy and vote your shares. Also enclosed herewith is the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

                                              By Order of the Board
                                              of Directors

                                              s\Ransom W. Etheridge, Secretary

Philadelphia, Pennsylvania
May 19, 1999

PROXY STATEMENT

                           HEMISPHERX BIOPHARMA, INC.
                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103

                                  INTRODUCTION

      This proxy statement is furnished in connection with the solicitation of proxies for use at the annual meeting ("Annual Meeting") of stockholders of Hemispherx Biopharma, Inc. ("Company"), to be held on Wednesday, July 14, 1999, and at any adjournments thereof. The accompanying proxy is solicited by the Board of Directors of the Company and is revocable by the stockholder by notifying the Company's secretary at any time before it is voted, or by voting in person at the Annual Meeting. This proxy statement and accompanying proxy will be distributed to stockholders beginning on or about May 25, 1999. The principal executive offices of the Company are located at 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103, telephone (215) 988-0080.

                      OUTSTANDING SHARES AND VOTING RIGHTS

      Only stockholders of record at the close of business on May 17, 1999, are entitled to receive notice of, and vote at the Annual Meeting. As of May 17, 1999, the number and class of stock outstanding and entitled to vote at the meeting was 26,403,564 shares of common stock, par value $.001 per share ("Common Stock"). Each share of Common Stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

      The nominees receiving the highest number of votes cast by the holders of Common Stock will be elected as the Company's directors and constitute the entire Board of Directors of the Company. The affirmative vote of at least a majority of the shares represented and voting at the Annual Meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary for approval of Proposal No. 2. A quorum is representation in person or by proxy at the Annual Meeting of at least one-half of the outstanding shares of the Company.

                            PROPOSALS TO SHAREHOLDERS

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

      Each nominee to the Board of Directors will serve until the next Annual Meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity.

      Unless otherwise specified, the enclosed proxy will be voted in favor of the election of William A. Carter, Richard C. Piani, Ransom W. Etheridge and William M. Mitchell. Information is furnished below with respect to all nominees.

      The following information with respect to the principal occupation or employment of the nominees, the name and principal business of the corporation or other organization in which such occupation or employment is carried on and other affiliations and business experience during the past five years has been furnished to the Company by the respective nominees:

WILLIAM A. CARTER, M.D., the co-inventor of Ampligen, joined the Company in 1978, and has served as (a) the Company's Chief Scientific Officer since May 1989, (b) the Chairman of the Company's Board of Directors since January 1992
(c) the Company's Chief Executive Officer since July 1993, (d) the Company's President since April, 1995, and (e) a director since 1987. From 1987 to 1988, Dr. Carter served as the Company's Chairman. Dr.Carter was a leading innovator in the development of human interferon for a variety of treatment indications including various viral diseases and cancer. In this context, he received the first FDA approval to initiate clinical trials on a beta interferon product manufactured in the U.S. under his supervision. From 1985 to October 1988, Dr. Carter served as the Company's Chief Executive Officer and Chief Scientist. He received his M.D. degree from Duke University and underwent his post-doctoral training at the National Institutes of Health and Johns Hopkins University. Dr. Carter also served as Professor of Neoplastic Diseases at Hahneman Medical University, a position he held from 1980 to 1998. He also served as Director of Clinical Research for Hahneman Medical University's Institute for Cancer and Blood Diseases, and as a professor at Johns Hopkins School of Medicine and the State University of New York at Buffalo. He is a Board certified physician and author of more than 200 scientific articles, including the editing of various textbooks on anti-viral and immune therapy.

RICHARD C. PIANI serves as director of the Company since May 1995. Mr. Piani has been employed as a principal delegate for Industry to the City of Science and Industry, Paris, France, a billion dollar scientific and educational complex since 1995. Mr. Piani provided consulting to the Company in 1993, with respect to general business strategies for the Company's European operations and markets. He served as Chairman of Industrielle du Batiment-Morin, a building materials corporation, from 1986 to 1993. Previously he was Professor of International Strategy at Paris Dauphine University from 1984 to 1993. From 1979 to 1985 Mr. Piani served as Group

Director in Charge of International and Commercial Affairs for Rhone-Poulenc and from 1973 to 1979 was Chairman and Chief Executive Officer of Societe "La Cellophane", the French company which invented cellophane and several other worldwide products. Mr. Piani has a Law degree from Facilite de Droit, Paris Sorbonne and a Business Administration degree from Ecola des Hautes Etudes Commerciales, Paris.

RANSOM W. ETHERIDGE was elected a director of the Company in October 1997, and presently serves as Secretary. Mr. Etheridge first became associated with the Company in 1980 when he provided consulting services to the Company and participated in negotiations with respect to the Company's initial private placement through Oppenheimer & Co., Inc. He has been practicing law since 1967, specializing in corporate law. Mr. Etheridge is a member of the Virginia State Bar, a Judicial Remedies Award Scholar and has served as President of the Tidewater Arthritis Foundation. He is a graduate of Duke University, the Wharton School Business Real Estate Investment Analysis Seminar, and the University of Richmond School of Law.

WILLIAM M. MITCHELL, M.D. was elected a director of the Company in July 1998. He is a Professor of Pathology at Vanderbilt University School of Medicine. Dr.
Mitchell earned a Ph.D. from Johns Hopkins University where he later worked as an intern in its hospital, followed by a Fellowship at its School of Medicine. Dr. Mitchell has published over 200 papers, reviews and abstracts dealing with viruses and anti-viral drugs. He has worked for and with many professional societies, including the International Society for Interferon Research, and committees, among them the National Institutes of Health, AIDS and Related Research Review Group. Dr. Mitchell previously served as a director of the Company from 1987 to 1989.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" ALL FOUR OF THE ABOVE-NAMED NOMINEE DIRECTORS OF THE COMPANY.

                     INFORMATION CONCERNING BOARD MEETINGS

      The Company's Board of Directors met three times, the Compensation Committee met once, the Audit Committee met twice, and the Strategic Planning Committee met once during the fiscal year ended December 31, 1998. All of the incumbent Directors attended at least 75% of such meetings.

                 INFORMATION CONCERNING COMMITTEES OF THE BOARD

         The Board of Directors maintains an Executive Committee consisting of William A. Carter and Ransom W. Etheridge, which makes recommendations to management regarding general business matters of the Company; a Compensation Committee consisting of Ransom W. Etheridge and Richard C. Piani, which makes recommendations concerning salaries and compensation for employees of and consultants to the Company; an Audit Committee consisting of Ransom W.

Etheridge, William Mitchell and Richard Piani, which reviews the results and scope of the audit and other services provided by independent auditors; and a Strategic Planning Committee consisting of William A. Carter and Richard C. Piani, which makes recommendations to the Board of priorities in the application of the Company's financial assets and human resources in the fields of research, marketing and manufacturing. The Strategic Planning Committee has engaged a number of leading consultants in healthcare, drug development and pharmaeconomics to assist in the analysis of various products being developed and/or potential acquisitions being considered by the Company.

                                   MANAGEMENT

      The current executive officers and directors of the Company are set forth below:

         Name              Age      Position
         ----              ---      --------
William A. Carter, M.D.    61       Chairman of the Board of Directors, Chief
                                    Executive Officer and President

Robert E. Peterson         62       Chief Financial Officer

Richard C. Piani           72       Director

Ransom W. Etheridge        60       Director and Secretary

William M. Mitchell, M.D.  64       Director

Harris Freedman            65       Vice President, Corporate Communications

Sharon D. Will             40       Vice President, Investor Relations

Josephine M. Dolhancryk    36       Treasurer, Assistant Secretary

David R. Strayer, M.D.     53       Medical Director, Director of Regulatory
                                    Affairs

Carol A. Smith, Ph.D.      47       Director of Manufacturing and Process
                                    Development

      WILLIAM A. CARTER, M.D., the co-inventor of Ampligen, joined the Company in 1978, and has served as (a) the Company's Chief Scientific Officer since May 1989, (b) the Chairman of the Company's Board of Directors since January 1992
(c) the Company's Chief Executive Officer since July 1993, (d) the Company's President since April, 1995, and (e) a director since 1987. From 1987 to 1988, Dr. Carter served as the Company's Chairman. Dr. Carter was a leading innovator in the development of human interferon for a variety of treatment indications including various viral diseases and cancer. In this context, he received the first FDA approval to initiate clinical trials on a beta interferon product manufactured in the U.S. under his supervision. From 1985 to October 1988, Dr. Carter served as the Company's Chief Executive Officer and Chief Scientist. He received his M.D. degree from Duke University and underwent his post-doctoral training at the National Institutes of Health and Johns Hopkins University. Dr. Carter also served as Professor of Neoplastic Diseases at Hahneman Medical University, a position he held from 1980 to 1998. He also served as Director of Clinical Research for Hahneman

Medical University's Institute for Cancer and Blood Diseases, and as a professor at Johns Hopkins School of Medicine and the State University of New York at
Buffalo. He is a Board certified physician and author of more than 200 scientific articles, including the editing of various textbooks on anti-viral and immune therapy.

      ROBERT E. PETERSON has served as Chief Financial Officer of the Company since April 1993 and served as an independent financial advisor to the Company from 1989 to April 1993. Mr. Peterson has also served since 1990 as Vice President of the Omni Group, Inc., a business consulting group based in Tulsa, Oklahoma. During the period 1983 through 1992, Mr. Peterson was self-employed as a financial consultant to businesses in various industries. Mr. Peterson was Vice President and Chief Financial Officer of Pepsico Foods International from 1979 to 1983 and responsible for financial management of this multinational operating unit with approximately $500 million in annual revenues. Mr. Peterson is a graduate of Eastern New Mexico University.

      RICHARD C. PIANI has served as a director of the Company since May 1995. Mr. Piani has been employed as a principal delegate for Industry to the City of Science and Industry, Paris, France, a billion dollar scientific and educational complex since 1995. Mr. Piani provided consulting to the Company in 1993, with respect to general business strategies for the Company's European operations and markets. He served as Chairman of Industrielle du Batiment-Morin, a building materials corporation, from 1986 to 1993. Previously he was Professor of International Strategy at Paris Dauphine University from 1984 to 1993. From 1979 to 1985 Mr. Piani served as Group Director in Charge of International and Commercial Affairs for Rhone-Poulenc and from 1973 to 1979 was Chairman and Chief Executive Officer of Societe "La Cellophane", the French company which invented cellophane and several other worldwide products. Mr. Piani has a Law degree from Facilite de Droit, Paris Sorbonne and a Business Administration degree from Ecola des Hautes Etudes Commerciales, Paris.

      RANSOM W. ETHERIDGE was elected a director of the Company in October 1997 and serves as Secretary. Mr. Etheridge first became associated with the Company in 1980 when he provided consulting services to the Company and participated in negotiations with respect to the Company's initial private placement through Oppenheimer & Co., Inc. He has been practicing law since 1967, specializing in corporate law. Mr. Etheridge is a member of the Virginia State Bar, a Judicial Remedies Award Scholar and has served as President of the Tidewater Arthritis Foundation. He is a graduate of Duke University, the Wharton School Business Real Estate Investment Analysis Seminar, and the University of Richmond School of Law.

      WILLIAM M. MITCHELL, M.D. was elected a director of the Company in July 1998. He is a Professor of Pathology at Vanderbilt University School of Medicine. Dr. Mitchell earned a Ph.D. from Johns Hopkins University where he later worked as an intern in its hospital, followed by a Fellowship at its School of Medicine. Dr. Mitchell has published over 200 papers, reviews and abstracts dealing with viruses and anti-viral drugs. He has worked for and with many professional societies, including the International Society for Interferon Research, and committees, among them the National Institutes of Health, AIDS and Related Research Review Group. Dr. Mitchell previously served as a director of the Company from 1987 to 1989.

      DAVID R. STRAYER, M.D., who previously served as Professor of Medicine at Medical College of Pennsylvania and Allegheny University of the Health Sciences, has acted as the Medical Director of the Company since 1986. He is Board Certified in Medical Oncology and Internal Medicine with research interests in the fields of cancer and immune system disorders. Dr. Strayer has served as principal investigator in studies funded by the Leukemia Society of America, the American Cancer Society, and the National Institutes of Health. Dr. Strayer attended the School of Medicine at the University of California at Los Angeles where he received his M.D. in 1972.

      CAROL  A.  SMITH,   Ph.D.   has  served  as  the  Company's   Director  of
Manufacturing and Process Development since April 1995, as Director of Operations since 1993 and as the Manager of Quality Control from 1991 to 1993, with responsibility for the manufacture, control and chemistry of Ampligen. Dr. Smith has also been Scientist/Quality Assurance Officer for Virotech International, Inc. from 1989 to 1991 and Director of the Reverse Transcriptase and Interferon Laboratories and a Clinical Monitor for Life Sciences, Inc. from 1983 to 1989. She received her Ph.D. from the University of South Florida College of Medicine in 1980 and was an NIH post-doctoral fellow at the Pennsylvania State University College of Medicine.

      JOSEPHINE M. DOLHANCRYK joined the Company in 1990 as Office Manager, was promoted to Executive Assistant to the Chairman of the Board and Chief Executive Officer in 1991 and Assistant Secretary, Treasurer and Executive Administrator in 1995. From 1989 to 1990 Ms. Dolhancryk was President of Medical/Business Enterprises. Ms. Dolhancryk was employed by Children's Hospital of Philadelphia from 1984 to 1989, where she also served as research coordinator on a drug study from 1986 to 1988. Ms. Dolhancryk attended Saint Joseph's University and Delaware County College.

      HARRIS FREEDMAN has served as Vice President for Strategic Alliances since August 1994 and has been a private venture capitalist and business consultant for more than the past five years. He is the Secretary of Bridge Ventures, Inc. and SMACS Holding Corp., both of which are private venture capital companies, positions he has held for more than five years. His business experience has encompassed developing significant business contacts and acting as an officer or consultant of several companies in the pharmaceutical, health care and telecommunication industries. From July 1996 to January 1999, Mr. Freedman was Vice President of Amplidyne, Inc. Mr. Freedman attended New York University from 1951 to 1954.


      SHARON D. WILL has been Vice President for Corporate Communications since November 1994. Since 1995 she has been President of SAGGI Capital Corp., an investor relations firm representing public companies in the pharmaceutical, health care and financial software industry. She was a registered sales representative and Senior Vice President for Institutional Sales at Westfield Financial Corporation from September 1994 to October 1994. From October 1993 to July 1994 she served as a registered sales representative at Seaboard Securities Corp.

She attended Baylor College as an undergraduate for two years with a primary focus on chemistry.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

Name and                                              Other Annual        Restricted Stock   Options    All Other
Principal Position              Year     Salary($)    Compensation($)(1)  Awards($)           Awards    Compensation($)(2)
------------------              ----     ---------    ------------------  ----------------    ------    ------------------
William A. Carter               1998    $438,780(3)            --           --              830,000(4)      19,183
  Chairman of the Board         1997     427,504(3)        13,683           --                      --      11,387
  and CEO                       1996     400,522(3)            --           --              300,000(5)      10,580

Robert E. Peterson(6)           1998     132,000               --           --              100,000(7)          --
  Chief Financial Officer       1997     132,000               --           --               13,750(8)          --
                                1996     128,000               --           --               50,000(9)          --

Sharon Will                     1998     132,000               --           --               20,000(10)         --
  Vice President                1997     132,000               --           --                   --             --
                                1996     126,000               --           --               50,000(5)          --

David R. Strayer, M.D.          1998     193,544(12)           --           --               50,000(11)         --
  Medical Director              1997     171,926(13)           --           --               20,000(8)          --
                                1996     130,427(14)           --           --                   --             --

Harris Freedman                 1998     132,000               --           --               80,000(15)         --
  Vice President                1997     132,000               --           --                   --             --
                                1996     126,000               --           --              150,000(5)          --

(1) The Company makes available certain non-monetary benefits to its officers with a view to attracting and retaining qualified personnel and facilitating job performance. The Company considers such benefits to be ordinary and incidental business costs and expenses. The aggregate value of such benefits, which cannot be precisely ascertained but which is less than 10% of the cash compensation of each of the above-named executive officers, is not included in the table.

(2) Consists of insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officer.

(3) Includes funds paid to Dr. Carter by Hahneman Medical University where he serves as a professor. This compensation totaled $79,826 in each of 1998, 1997 and $63,000 in 1996. Does not include a bonus of $90,397 approved by the board of directors in December 1998 and paid in 1999.

(4) Represents warrants to purchase Common Stock and includes (i) 360,000 warrants exercisable at $4.00 per share; (ii) 170,000 warrants exercisable at $5.00 per share; and (iii) 300,000 warrants exercisable at $6.00 per share.

(5) Represents stock options to purchase shares of the common stock of BioAegean Corp., a wholly owned subsidiary of the Company, at $1.00 per share.

(6)   Mr. Peterson is paid on a fee basis.

(7) Represents warrants to purchase 100,000 shares of Common Stock at $5.00 per share.

(8) Represents stock options to purchase shares of common stock at $3.50 per share. These options vest over a four year period.

(9) Represents warrants to purchase 50,000 shares of Common Stock at $3.50 per share.

(10) Represents warrants to purchase 20,000 shares of Common Stock at $3.00 per share.

(11) Represents warrants to purchase 50,000 shares of Common Stock at $4.00 per share.

(12)  Includes $98,926 paid by Hahneman Medical University.


(13) Includes $98,926 paid by Hahneman Medical University and $23,000 of deferred compensation from prior years.


(14)  Includes $80,427 paid by Hahneman Medical University.

(15) Represents warrants to purchase 80,000 shares of Common Stock at $4.00 per share.

      Year End Option Table. The following table sets forth certain information regarding the stock options held as of December 31, 1998 by the individuals named in the above Summary Compensation Table.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                                  Securities Underlying              Value of Unexercised
                                                                 Unexercised Options at             In-the-Money-Options
                                                                 ----------------------             --------------------
                        Shares Acquired      Value                Fiscal Year End(#)               At Fiscal Year End($)(1)
 Name                   on Exercise (#)      Realized ($)     Exercisable    Unexercisable       Exercisable       Unexercisable
-----                   ---------------      ------------     -----------    -------------       -----------       -------------

William A. Carter            --                  --           1,958,728(2)   1,110,000(3)         7,227,861         1,457,500
Robert E. Peterson           --                  --             167,262(4)      60,312(5)           381,989            33,514
Sharon Will                  --                  --             645,000(6)     250,000(7)         2,691,250           295,000
Harris Freedman              --                  --             888,160(8)     230,000(9)         3,422,270           220,000
David Strayer                --                  --              55,000(10)     15,000(11)          153,750            48,750


----------

(1) Computation based on $6.75, the December 31, 1998 closing price for the Common Stock on the American Stock Exchange. There is no established value for the BioAegean warrants.

(2) Represents (i) 1,400,000 currently exercisable Rule 701 Warrants to purchase Common Stock at $3.50 per share; (ii) 73,728 stock options to purchase Common Stock at $2.71 per share; (iii) warrants to purchase 465,000 shares of Common Stock at $1.75 per share; and (iv) warrants to purchase 20,000 shares of Common Stock at $4.00 per share.

(3) Represents (i) stock options to purchase 300,000 shares of the common stock of BioAegean Corp., a wholly owned subsidiary of the Company, at $1.00 per share; and (ii) warrants to purchase 810,000 shares of Common Stock at a weighted average price of $4.95 per share.


(4) Represents (i) 17,262 stock options exercisable at an average price of $4.17 per share; (ii) 50,000 warrants to purchase Common Stock at $3.50 per share; and (iii) 100,000 warrants to purchase Common Stock at $5.00 per share.

(5) Represents (i) stock options to purchase 50,000 shares of the common stock of BioAegean Corp., a wholly owned subsidiary of the Company, at $1.00 per share; and (ii) stock options to purchase 10,312 shares of Common Stock at $3.50 per share.

(6) Represents (i) 200,000 currently exercisable Rule 701 warrants exercisable at $3.50 per share; (ii) 340,000 warrants to purchase Common Stock at $1.75 per share; and (iii) 105,000 warrants to purchase Common Stock at $3.50 per share.

(7) Represents (i) stock options to purchase 150,000 shares of the common stock of BioAegean Corp., a wholly owned subsidiary of the Company at $1.00 per share; and (ii) 100,000 warrants to purchase Common Stock at a weighted average price of $3.80 per share.

(8)   Represents  (i) 400,000 Rule 701 warrants  exercisable at $3.50 per share;
      (ii) 97,160 warrants to purchase common stock at $3.50 per share; (iii) 325,000 warrants to purchase Common Stock at $1.75 per share; and (iv) 66,000 Class A Warrants to purchase Common Stock at $4.00 per share.


(9) Represents (i) stock options to purchase 150,000 shares of the common stock of BioAegean Corp., a wholly owned subsidiary of the Company, at $1.00 per share; and (ii) warrants to purchase 80,000 shares of Common Stock at $4.00 per share.


(10)  Represents  (i) 5,000 stock options  exercisable  at $3.50 per share;  and
      (ii) 50,000 warrants to purchase Common Stock at $4.00 per share.

(11) Represents stock options to purchase 15,000 shares of Common Stock at $3.50 per share.

Employment Agreements

      The Company entered into an amended and restated employment agreement with Dr. William A. Carter, dated as of December 3, 1998, which provided for his employment until May 8, 2004 at an initial base annual salary of $361,586, subject to annual cost of living increases. In addition, Dr. Carter could receive an annual performance bonus of up to 25% of his base salary, at the sole discretion of the Board of Directors. Dr. Carter will not participate in any discussions concerning the determination of his annual bonus. Pursuant to the agreement, Dr. Carter is also entitled to an incentive bonus of 0.5% of the gross proceeds received by the Company from any joint venture or corporate partnering arrangement, up to an aggregate maximum incentive bonus of $250,000 for all such transactions. Dr. Carter's agreement also provided that he would be paid his base salary and benefits through May 8, 2004 if he is terminated without "cause", as that term is defined in the agreement. Pursuant to his original agreement, as amended on August 8, 1991, Dr. Carter was granted options to purchase 73,728 shares of the Company's Common Stock at an exercise price of $2.71 per share. The agreement is automatically renewed for successive one (1) year periods unless written notice of refusal to renew is given by one party to the other at least 90 days prior to the expiration of the renewal period.

      The Company entered into an employment agreement with Robert E. Peterson dated April 15, 1998 providing for Mr. Peterson's employment as the Company's Chief Financial Officer until December 31, 2000 at an annual base salary of $132,000 per year, subject to annual cost of living increase. In addition, Mr. Peterson shall receive bonus compensation upon the FDA approval of Ampligen based on the number of years of his employment by the Company up to the date of such approval. Mr. Peterson also received 100,000 warrants to purchase shares of Common Stock with an exercise price of $5.00.

      The Company entered into an employment agreement with Sharon Will providing for her employment as Vice President for Corporate Communications and Investor Relations on November 1, 1994. The agreement provides for Ms. Will to be employed for a one-year term for a base salary of $120,000 and provides for termination of the agreement upon certain circumstances including termination by the Company or Ms. Will on 14 days written notice or the sale of Ms. Will's stock in the Company. Pursuant to the agreement, Ms. Will was granted Rule 701 Warrants to purchase 200,000 shares of Common Stock of the Company at $3.50 per share. Ms. Will's agreement provides that she shall devote 60% of her business time, attention and energies to the Company during regular business hours. In the event that Ms. Will's employment is terminated for any reason other than breach of contract, she shall be entitled to receive accrued and unpaid compensation plus an additional three months' compensation. In 1996, the base salary was increased to $132,000 per year. In January 1998, the term of Ms. Will's employment agreement was extended for an additional three years.

      The Company entered into an employment agreement with Harris Freedman providing for Mr. Freedman's employment as Vice President for Strategic
Alliances on August 1, 1994. The agreement provides for Mr. Freedman to be employed for a one year term for a base salary of

$120,000 and provides for termination of the agreement upon certain circumstances including termination by the Company or Mr. Freedman on 14 days written notice or the sale of Mr. Freedman's stock in the Company. Pursuant to the agreement, Mr. Freedman was granted Rule 701 Warrants to purchase 400,000 shares of Common Stock of the Company at $3.50 per share. Mr. Freedman's agreement provides that he shall devote 30% of his business time, attention and energies to the Company during regular business hours. In the event that Mr. Freedman's employment is terminated for any reason other than breach of contract, he shall be entitled to receive accrued and unpaid compensation plus an additional three months' compensation. In 1996, the base salary was increased to $132,000. In January 1998, the term of Mr. Freedman's employment agreement was extended for an additional three years.

Compensation of Directors

      During the year ended December 31, 1998, each non-employee directors received $1,250 per month as compensation for serving on the Board of Directors or any committee thereof. All of the directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors and its committees. Non-management directors receive an annual retainer of $15,000 and will receive $600 for each Board or committee meeting they attend and will be reimbursed for out of pocket expenses incurred in attending meetings. Certain non-employee directors receive compensation as consultants to the Company and have been granted options to purchase Common Stock under the Company's 1990 Stock Option Plan and Rule 701 Warrants to purchase Common Stock of the Company. The Company believes such payments are necessary in order for the Company to attract and retain qualified outside directors.

1992 Stock Option Plan

      The Company's 1992 Stock Option Plan ("1992 Plan"), provides for the grant of options for the purchase of up to an aggregate of 92,160 shares of Common Stock to the Company's employees, directors, consultants and others whose efforts are important to the success of the Company. The 1992 Plan is administered by the Compensation Committee of the Board of Directors, which has complete discretion to select the eligible individuals to receive and to establish the terms of option grants. The 1992 Plan provides for the issuance of either non-qualified options or incentive stock options, provided that incentive stock options must be granted with an exercise price of not less than fair market value at the time of grant and that non-qualified stock options may not be granted with an exercise price of less than 50% of the fair market value at the time of grant. The number of shares of Common Stock available for grant under the 1992 Plan is subject to adjustment for changes in capitalization. To date, no options have been granted under the 1992 Plan.

1990 Stock Option Plan

      The Company's 1990 Stock Option Plan, as amended ("1990 Plan"), provides for the grant of options to employees, directors, officers, consultants and advisors of the Company for the purchase of up to an aggregate of 460,798 shares of Common Stock. The plan is administered by the Compensation Committee of the Board of Directors, which has complete discretion to select eligible individuals to receive and to establish the terms of option grants. The number of shares of Common Stock available for grant under the 1990 Plan is subject to adjustment for changes in capitalization. As of December 31, 1998, options to acquire an aggregate of 135,164 shares of the Common Stock were available for grants under the 1990 Plan.


401(K) Plan

      In December 1995, the Company established a defined contribution plan, effective January 1, 1995, the Hemispherx Biopharma employees 401(K) Plan and Trust Agreement (the "401(K) Plan"). All full time employees of the company are eligible to participate in the 401(K) Plan following one year of employment. Subject to certain limitations imposed by federal tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions per annum. Participants' contributions to the 401(K) Plan may be matched by the Company at a rate determined annually by the Board of Directors. Each participant immediately vests in his or her deferred salary contributions, while Company contributions will vest over one year. In 1998 the Company provided matching contributions to each employee for up to 6% of annual pay for a total of $36,958 for all employees.

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ended December 31, 1998, the members of the Company's Compensation Committee were Ransom W. Etheridge and Richard Piani. Mr. Etheridge is an attorney in private practice and has rendered legal services to the Company for which he received a fee.

                          Total Return of Shareholder's
                         (Dividends reinvested monthly)

                                         ANNUAL RETURN PERCENTAGE
                                               Years Ending

Company Name/Index                  Dec95     Dec96    Dec97      Dec98
-----------------------------------------------------------------------
HEMISPHERX BIOPHARMA INC.          -37.43      2.74    80.53      69.25
S&P SMALLCAP 600 INDEX               4.13     21.32    25.58      -1.31
PEER GROUP                          51.42     -3.97    19.49       6.85

                                             INDEXED RETURNS
                                               Years Ending
                                    Base
                                    Period
Company Name/Index                  2Nov95   Dec95    Dec96    Dec97     Dec98
--------------------------------------------------------------------------------
HEMISPHERX BIOPHARMA INC.            100     62.57     64.29   116.06   196.42
S&P SMALLCAP 600 INDEX               100    104.13    126.33   158.65   156.58
PEER GROUP                           100    151.42    145.41   173.75   185.66

Peer Group Companies
--------------------------------------------------------------------------------
GILEAD SCIENCES INC.
ISIS PHARMACEUTICALS INC.

                           TOTAL SHAREHOLDERS RETURN

[The following information was dipicted as a line chart in the printed material]

Company Name/Index                  2Nov95   Dec95    Dec96    Dec97     Dec98
--------------------------------------------------------------------------------
HEMISPHERX BIOPHARMA INC.            100     62.57     64.29   116.06   196.42
S&P SMALLCAP 600 INDEX               100    104.13    126.33   158.65   156.58
PEER GROUP                           100    151.42    145.41   173.75   185.66

                    Security Ownership of Certain Beneficial
                              Owners and Management

         The following table sets forth, as of May 15, 1999, the record and beneficial ownership of Common Stock of the Company by each officer and director, all officers and directors as a group, and each person known to the Company to own beneficially or of record five percent or more of the outstanding shares of the Company:

                                     Shares           % of Share
Officers, Directors and           Beneficially       Beneficially
Principal Stockholders               Owned             Owned(1)
----------------------               -----             --------
William A. Carter                  3,255,922(2)          11.3%
Robert E. Peterson                   178,074(3)           **
Ransom Etheridge                      62,316(4)           **
Harris Freedman                    1,111,460(5)           4.0%
Sharon D. Will                       815,000(6)           3.0%
Richard C. Piani                      38,063(7)           **
William Mitchell                      25,640(8)
David R. Strayer, M.D.                82,746(9)           **
Josephine Dolhancryk                 75,820(10)           **

Jerome Belson                     1,544,100(11)          5.5%
 Belson Enterprises, Inc.
 495 Broadway
 New York, NY 10012

All directors and                 5,645,041(12)         18.3%
executive officers
as a group (8 persons)

-------------
 *Less than 1%

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days of May 15, 1999. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock which they beneficially own.

(2) Includes irrevocable proxies to vote 133,000 shares of Common Stock on all matters that come before the stockholders of the Company until such time as (i) the Company shall have achieved a market capitalization of $300,000,000 or greater for at least 20 consecutive days of trading in the public markets or (ii) the Company shall have received a bona fide offer for acquisition or merger, the net effect of which, if consummated, would be to establish a market capitalization of the Company of not less than $300,000,000. This proxy shall be terminated upon the sale of such shares in an arm's length public sale. Also includes (i) an option to purchase 73,728 shares of Common Stock from the Company at an exercise price of $2.71 per share and expiring on August 8, 2001, (ii) Rule 701 Warrants to purchase 1,400,000 shares of Common Stock at a price of $3.50 per share, expiring on September 30, 2002; (iii) warrants to purchase 465,000 shares of Common Stock at $1.75 per share issued in connection with the 1995 Standby Financing Agreement and expiring on June 30, 2005 ; (iv) 190,000 common stock warrants exercisable at $4.00 per share and expiring on January 1, 2003. Does not include 640,000 common stock warrants granted in 1998, and 100,000 warrants granted in 1999, which are not yet exercisable.

(3) Includes (i) 27,754 options to purchase Common Stock at an average exercise price of $3.92 per share, expiring on July 17, 2003; (ii) warrants to purchase 50,000 shares of Common Stock at an exercise price of $3.50 per share, expiring on March 1, 2006; (iii) warrants to purchase 100,000 shares of Common Stock at $5.00 per share, expiring on April 14, 2006; and (iv) 500 shares of Common Stock.

(4) Includes 20,000 warrants to purchase Common Stock at $4.00 per share, expiring on January 1, 2001, and 31,800 Class A Warrants to purchase Common Stock at $3.50 per share, expiring on November 2, 2000.

(5) Includes (i) 67,000 shares of Common Stock held by Bridge Ventures, Inc., of which Mr. Freedman is an officer; (ii) 63,000 shares of Common Stock held by SMACS Holding Corp., of which Mr. Freedman is an officer; (iii) warrants to purchase 325,000 shares of Common Stock which are exercisable at $1.75 per share and expire on June 30, 2005, issued in connection with the 1995 Standby Financing Agreement owned of record by Bridge Ventures, Inc.; (iv) 400,000 Rule 701 Warrants to purchase Common Stock of the Company at an exercise price of $3.50 and expiring on September 30, 2003;
      (vii) 109,300 Class A Warrants exercisable at $4.00 per share and expiring on November 2, 2000, 71,000 of which are owned by Bridge Ventures, Inc. and 38,300 of which are owned by SMACS Holding Corp.; (viii) 97,160 warrants to purchase Common Stock exercisable at $4.00 per share, expiring on October 15, 1999; and (ix) 50,000 warrants to purchase Common Stock at $4.00 per share, expiring on January 1, 2004. Bridge Ventures, Inc.

      has given an irrevocable proxy to vote its 63,000 shares to William A. Carter on the same terms as the proxy described in Note 2.

(6) Includes (i) 70,000 shares of Common Stock, of which 10,000 are held by Saggi Capital Corp. Money Purchase Plan, of which Ms. Will is trustee, 10,000 are held by Saggi Capital Corp. Profit Sharing Plan, of which Ms. Will is trustee; and 50,000 are held by Worldwide Marketing, a company for which Ms. Will serves as President; (ii) Rule 701 warrants to purchase 200,000 shares of Common Stock at an exercise price of $3.50 per share, expiring on September 30, 2002; (iii) 340,000 warrants to purchase Common Stock of the Company at an exercise price of $1.75, expiring on June 30, 2005; (iv) 20,000 warrants to purchase Common Stock exercisable at $3.00 per share, expiring on January 1, 2003; (v) 105,000 warrants to purchase Common Stock at $3.50 per share and expiring on October 15, 2004, held by Saggi Capital Corp., of which Ms. Will is president; and (vi) 80,000 warrants to purchase Common Stock at $4.00 per share and expiring on January 1, 2003, held by Saggi Capital Corp., of which Ms. Will is president. Worldwide Marketing has given an irrevocable proxy to vote its shares to William A. Carter on the same terms as the proxy described in
      Note 2.

(7) Includes (i) options to purchase 4,608 shares of Common Stock at an exercise price of $4.34, expiring on and 4,608 shares of Common Stock owned of record by Mr. Piani's wife; and (ii) 20,000 warrants to purchase Common Stock at $4.00 per share.

(8) Includes warrants to purchase 12,000 shares of Common Stock at $6.00 per share, expiring on August 25, 2001.

(9) Includes (i) stock options to purchase 20,000 shares of Common Stock at $3.50 per share; (ii) 50,000 warrants to purchase Common Stock at $4.00 per share; and (iii) 12,746 shares of Common Stock.

(10) Includes (i) options to purchase 461 shares of Common Stock at an exercise price of $3.80, expiring on February 13, 2002; (ii) options to purchase 359 shares of Common Stock $3.80 per share, expiring on May 5, 2002; (iii) 50,000 Warrants to purchase Common Stock at an exercise price of $3.50 per share, expiring on March 1, 2006; and (iv) 5,000 warrants to purchase Common Stock at $4.00 per share, expiring on November 2, 2000.

(11) Includes 561,000 Class A Warrants, of which (i) 25,000 are owned of record by Maxine Belson, Mr. Belson's wife; and (ii) 21,000 are owned of record by Matthew Belson, Mr. Belson=s son. Also includes (i) 100,000 warrants to purchase Common Stock at $3.50 per share; (ii) 30,000 warrants to purchase Common Stock at $1.75 per share; (iii) 20,000 shares of Common Stock owned of record by The Jerome Belson Foundation, of which Mr. Belson is a trustee; (iv) 15,000 shares of Common Stock held by Maxine Belson; and (v) 25,500 shares of Common Stock held by Matthew Belson.

(12)  Includes options or warrants to purchase 4,215,370 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On August 5, 1998, the Company authorized the issuance of 12,000 warrants to purchase Common Stock exercisable at $6.00 per share and expiring on August 25, 2001 to William Mitchell, a director of the Company.

      In April 1998, the Company authorized the issuance of 100,000 warrants to purchase Common Stock at an exercise price of $5.00 per share to Robert E. Peterson, and 50,000 warrants to David R. Strayer at an exercise price of $4.00 per share.


      In January 1998, the Company authorized the issuance of the following five year common stock purchase warrants to certain officers and directors of the Company for services rendered: (i) 810,000 warrants to William A. Carter, of which 170,000 are exercisable at $4.00 per share commencing one year from issuance, 170,000 are exercisable at $4.00 per share beginning two years from issuance, 170,000 are exercisable at $5.00 per share beginning three years from issuance, and 300,000 are exercisable at $6.00 per share beginning four years from the date of issuance; (ii) 160,000 warrants to Bridge Ventures, Inc., a company of which Harris Freedman is Vice President, immediately exercisable at $4.00 per share; and (iii) 45,000 warrants to Sharon Will, immediately exercisable at $3.00 per share.


      In January 1998, the Company authorized the issuance of 20,000 common stock purchase warrants to each of three of the Company's directors. The aforesaid warrants are exercisable at $4.00 per share during the two year period commencing on the date of issuance.

      In January 1997, the Company authorized the issuance of stock options to Josephine Dolhancryk (7,104), Robert E. Peterson (13,750), and David R. Strayer (20,000). All are exercisable at $3.50 per share.

      In March 1997, Bridge Ventures, Inc. purchased 75 shares of Series E Preferred at $1,000 per share in a private offering pursuant to Rule 506 the Securities Act and Regulation D promulgated thereunder. The Series E Preferred is convertible into shares of Common Stock at $2.00 per share. Harris Freedman, the Company's Vice President, is an officer of Bridge Ventures, Inc.

Compliance with Section 16(a) of the Exchange Act

      William A. Carter, Harris Freedman, Sharon Will and Ransom Etheridge did not timely file respective Forms 4 in connection with transactions made in fiscal 1998. All applicable individuals have since complied with Section 16 of the Act.

                                 PROPOSAL NO. 2

                      RATIFICATION OF SELECTION OF AUDITORS

      The firm of KPMG LLP audited the consolidated balance sheets of the Company and its subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. On February 18, 1999, pursuant to a vote of the Board of Directors, the firm of KPMG LLP was selected to audit the financial statements of the Company for the year ending December 31, 1999. Accordingly, the Board of Directors will offer the following resolution at the Annual Meeting:

         RESOLVED, that the appointment by the Board of Directors of KPMG LLP independent public accountants, to audit the financial statements of the Company for the year ending December 31, 1999 be, and hereby is, ratified and approved.

      It is anticipated that a member of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity, if he desires, to make a statement.

      The affirmative vote of at least a majority of the shares represented and voting at the Annual Meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary for approval of Proposal No. 2. Under Delaware law, there are no rights of appraisal or dissenter's rights which arise as a result of a vote to ratify the selection of auditors.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDERS' PROPOSALS

      It is anticipated that the Company's 2000 Annual Meeting of Stockholders will be held in July 2000. Stockholders who seek to present proposals at the Company's next Annual Meeting of Stockholders must submit their proposals to the Secretary of the Company on or before March 1, 2000.

                                     GENERAL

      Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal No. 2 and for the election of all directors nominated.

      The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

                                   By Order of the Board of Directors,
                                   Ransom W. Etheridge, Secretary

Philadelphia, Pennsylvania
May 19, 1999

                           HEMISPHERX BIOPHARMA, INC.

           Annual Meeting of Stockholders -- Wednesday, July 14, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints William A. Carter and Ransom Etheridge and each of them, with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at The Embassy Suites, 1776 Ben Franklin Parkway, Philadelphia, Pennsylvania, Wednesday, July 14, 1999 at 10:00 a.m. local time and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicted on the reverse side hereof.

      The shares represented by the proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR Proposal No. 2 and for the election of William A. Carter, Richard C. Piani, Ransom W. Etheridge and William M. Mitchell as Directors.

Please mark boxes in blue or black ink.

1. Proposal No. 1 - Election of Directors.

      Nominees: William A. Carter, Richard C. Piani, Ransom W. Etheridge and
                William M. Mitchell.

       FOR all nominees |_|    AUTHORITY WITHHELD as to all nominees |_|

     For, except authority withheld as to the following nominee(s):

________________________________________________________________________________

2. Proposal No. 2 for ratification of the selection of KPMG LLP as the independent auditors of the Company.

         |_|  FOR                |_|    AGAINST               |_|  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                        (Please  date,  sign as name  appears at
                                        left, and return promptly.  If the stock
                                        is registered in the name of two or more
                                        persons,  each should sign. When signing
                                        as Corporate Officer, Partner, Executor,
                                        Administrator,   Trustee,  or  Guardian,
                                        please give full title. Please note any change in your address alongside the address as it appears in the Proxy.

                                        Dated:__________________________________

                                        ________________________________________
                                                        (Signature)
                                        ________________________________________
                                                        (Print Name)

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.